Exhibit 8.2

December 5, 2023 Royal Bank of Canada 200 Bay Street Royal Bank Plaza Toronto, ON M5J 2J5	Norton Rose Fulbright Canada LLP 222 Bay Street, Suite 3000, P.O. Box 53 Toronto, Ontario M5K 1E7 Canada F: +1 416.216.3930 nortonrosefulbright.com

Dear Sirs/Mesdames:

We have acted as Canadian tax counsel to Royal Bank of Canada in connection with the registration under the United States Securities Act of 1933 of its Senior Debt Securities, Subordinated Debt Securities, Common Shares, Warrants and First Preferred Shares.

We hereby confirm to you that the statements of Canadian tax law set forth under the heading “Canadian Taxation” on the Registration Statement filed on Form F-3 (the Registration Statement) for the Senior Debt Securities, Subordinated Debt Securities, Common Shares, Warrants and First Preferred Shares dated December 5, 2023, are our opinion, subject to the qualifications, limitations and assumptions set forth herein and in the Registration Statement.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Canadian Taxation” in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,

“Norton Rose Fulbright Canada LLP”